Exhibit 99.1

For Release: IMMEDIATELY

Contact: Patrick M. Ryan, President and CEO
(609) 631-6177 or
Stephen F. Carman, EVP/CFO
(609) 631-6222

     For further information see Investor Relations on YNB’s website: www.ynb.com

YARDVILLE NATIONAL BANCORP

NAMES NEW DIRECTOR

Hamilton, N.J.- March 28, 2005- Yardville National Bancorp (NASDAQ: YANB) announced today that George D. Muller has been named to YNB’s Board of Directors. Mr. Muller, an individual well-known in the Hunterdon County business community, brings a long list of banking and business credentials to YNB.

“We are absolutely delighted to have George join our Board of Directors,” said YNB Board Chairman Jay G. Destribats. “With more than twenty-five years of experience as a bank director, he brings considerable depth to our board. In addition, his business background, dedication to public service, and deep personal and professional roots in the Hunterdon business community will be invaluable to us. His commitment to YNB’s advancement as an active member of our Business Development Board for several years will make him a major contributor to our ongoing success,” Mr. Destribats added.

Mr. Muller was President of Flemington Glass for 35 years, and was a National Accounts Consultant for Riedel Crystal. For twenty years, he was a director of Flemington National Bank & Trust Company, and served as its chairman for three years. Before joining the Business

Development Board at YNB, he was Chairman of the Business Development Board of Carnegie Bank.

His community service contributions are extensive. Among others, George served as a Director of the Hunterdon County YMCA and Chamber of Commerce, and a Trustee of the Hunterdon Medical Center Foundation and the Hunterdon County Center for Performing Arts. He is also a member and Past Captain of the Flemington-Raritan Rescue Squad, and served on the Executive Board of the George Washington Council, Boy Scouts of America. George is also a Hunterdon County Freeholder, and served on the NJ Public Broadcasting Authority for eleven years, including a term as First Vice Chairman.

A lifelong area resident, Mr. Muller is a graduate of Hunterdon Central High School, Valley Forge Military Academy, and Rider College. He lives in Raritan Township with his wife Linda.

With $2.81 billion in assets as of December 31, 2004, YNB serves individuals and small-to mid-sized businesses in the dynamic New York City-Philadelphia corridor through a network of 23 branches in Mercer, Hunterdon, Somerset, Middlesex and Burlington Counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.

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